Exhibit 99.1

QUARTERLY REPORT for the period ended 30 June 2018

FINANCIAL HIGHLIGHTS

-	Average net production for the quarter ended 30 June 2018 was 528 barrels of oil equivalent per day, up 20% from the quarter ended 31 March 2018.

-	Production from the Foreman Butte project increased from the March quarter total of 34,450 barrels of oil (net production) to 46,348 barrels of oil for the June quarter. The increase in production is due to the workover program Samson has put in place following the acquisition and refurbishment of its workover rig.

-	The Company has acquired a workover rig and this rig has been refurbished, transported to Williston and commenced its first workover in February. During the quarter, 7 wells have been returned to production. These workovers have added around 93 BOPD to the projects output.

-	As expected during this time in North Dakota and Montana, various roads have been closed during the quarter for the spring thaw which impacts the Company’s ability to truck water and oil leading wells to be shut in from time to time.

-	During the quarter the Company injected 42,011 barrels of water into our Rose Waterflood. While pressure data is being monitored, it is expected to be at least the first quarter of 2019 before any noticeable pressure increase is detected.

Prior 12 month production by quarter:

	Q3 2017		Q4 2017	Q1 2018	Q2 2018
OIL, BO	54,580		46,305	38,134	47,540
GAS, MCF	8,429	*	2,637	2,067	1,647
BOE	55,94		46,744	38,478	47,815
BOEPD	623		520	427	531

* Does not include gas produced for which we have not yet received the revenue. Estimated net production and revenue:

Estimated net production and revenue:

	OIL Bbls	OIL US$	GAS Mscf	GAS US$	TOTAL US$
June 2018 Quarter	47,540	2,944,355	1,647	5,208	2,949,563
March 2018 Quarter	38,134	2,190,035	2,067	5,989	2,196,024

Average commodity prices:

	OIL US$/Bbl	GAS US$/Mscf
June 2018 Quarter	$61.93	$2.90
March 2018 Quarter	$57.43	$2.90

In some cases revenue is yet to be received and is therefore an estimate.

Samson Oil & Gas Limited	Samson Oil & Gas USA
Level 16, AMP Building, 140 St Georges Terrace, Perth WA 6000	1131, 17th Street, Suite 710, Denver Colorado 80202
T: +618 9220 9830 F: +618 9220 9820 ABN: 25 009 069 005 ASX: SSN	T: +1 303 295 0344 F: +1 303 295 1961

SAMSON OIL & GAS LIMITED March 2018 Quarterly Report

LAND

PROJECT	BASIN	STATE	COUNTY	NET ACRES
Hawk Springs	DJ	Wyoming	Goshen	40
Roosevelt	Williston	Montana	Roosevelt	2,230
Rainbow	Williston	North Dakota	Williams	294
Foreman Butte	Williston	North Dakota/Montana	Numerous	51,305

PROJECTS

Rainbow Field: Williams County, North Dakota Mississippian Bakken Formation, Williston Basin Gladys 1-20H

Samson 23% Working Interest

Kraken Operating, LLC, the operator of the Gladys 1-20H well, has been producing this well at an average rate of 74 BOPD and 86 MCFPD during the quarter. There are 6 additional Bakken/Three Forks drilling locations on this 1280 acre lease.

Foreman Butte Project: McKenzie & Williams Counties, North Dakota and Richland, Roosevelt, Sheridan Counties, Montana

Mississippian Madison Formation, Williston Basin

Samson 87% Operated Average Working Interest

During the quarter, Samson has signed a purchase and sale agreement to sell the majority interests in this project for a purchase price of $40 million with an effective date of 1 January 2018. The Company has convened the shareholder meeting required to approve this transaction for 13 August 2018, with the transaction expected to close on 18 August 2018 in line with the terms of the purchase and sale agreement. Importantly, Samson has retained a 15% working interest in the Home Run field within this project. This field contains the majority of the proved undeveloped locations within the greater project area. Maintaining this interest will allow Samson to participate in the upside of the project.

The Home Run Field (also known as the Foreman Butte Field) is the largest area oil field in Samson’s portfolio. It was developed on a 640 acre spacing pattern and our engineering and geologic analyses have determined that only 3.2% of the original oil in place has been recovered to date. Given that oil fields can recover up to 20% of their oil in place, there would appear to be significant un-developed oil to be recovered from this field.

Samson averaged a gross 712 BOPD from its operated wells in the Foreman Butte Project this quarter. The production is up slightly from the previous quarter following workover operations.

LIQUIDITY

Sources of cash for the next quarter are as follows:

US$(’000’s)
Current cash on hand	1,390
Cash receipts from June quarter oil and gas sales*	1,132
TOTAL	2,522

* Estimate based on realized June quarter production and $61 oil price (indicative of estimated oil pricing), allowing for a one month delay between production and cash receipt.

SAMSON OIL & GAS LIMITED March 2018 Quarterly Report

FINANCIAL

Mutual of Omaha Credit Facility

Following the signing of the purchase and sale agreement, Mutual of Omaha have extended the Forbearance agreement with respect to the credit facility until 24 August 2018, which will allow the transaction to close and the loan to be repaid in full.

Foreign Exchange Rates

The closing A$:US$ exchange rate on 30 June 18 was $0.74 The average A$:US$ exchange rate for the quarter was $0.76.

The Company’s cash position at 30 June 2018 was as follows:

US$(‘000’s)
Cash at bank on deposit	1,390

Hedging

Product	Start Date	End Date	Volume (BO/Mmbtu)	Floor $	Ceiling $
WTI	1 July 2018	31 Dec 2018	80,960	45.00	56.00
Henry Hub	1 August 2018	31 Dec 2018	50,490	2.65	2.90

As at 30 June 2018, the value of Samson’s hedging program was ($1.4 million). At 19 July 2018, the value of Samson’s hedging program was also approximately ($0.9 million).

For and on behalf of the Board of SAMSON OIL & GAS LIMITED	For further information please contact Denis Rakich, Director/Company Secretary, on 08 9220 9882

TERRY BARR Managing Director	Information contained in this report relating to hydrocarbon reserves was compiled by the Managing Director of Samson Oil & Gas Ltd., T M Barr a Geologist who holds an Associateship in Applied Geology and is a fellow of the Australian Institute of Mining and Metallurgy who has 30 years relevant experience in the oil & gas industry.

31 July 2018

SAMSON OIL & GAS LIMITED March 2018 Quarterly Report

Rule 5.3

Appendix 5B

Mining exploration entity and oil and gas exploration entity quarterly report

Name of entity
Samson Oil and Gas Limited
ABN	Quarter ended (“current quarter”)
25 009 069 005	30 June 2018

Consolidated statement of cash flows		Current quarter $US’000	Year to date (12 months) $US’000
1.	Cash flows from operating activities
1.1	Receipts from customers	3,391	11,895
1.2	Payments for
	(a) exploration & evaluation	(26)	(51)
	(b) development	(549)	(1,021)
	(c) production	(633)	(4,058)
	(d) staff costs	(357)	(1,541)
	(e) administration and corporate costs	(395)	(1,783)
1.3	Dividends received (see note 3)	-	-
1.4	Interest received	-	-
1.5	Interest and other costs of finance paid	(400)	(1,351)
1.6	Income taxes paid	-	-
1.7	Research and development refunds	-	-
1.8	Other (provide details if material) Hedging	(612)	(1,625)
	Abandonment costs	(2)	(128)
1.9	Net cash from / (used in) operating activities	417	337

2.	Cash flows from investing activities
2.1	Payments to acquire:
	(a) property, plant and equipment	-	(28)
	(b) tenements (see item 10)	-	-
	(c) investments	-	-
	(d) other non-current assets	-	-

SAMSON OIL & GAS LIMITED March 2018 Quarterly Report

Consolidated statement of cash flows		Current quarter $US’000	Year to date (12 months) $US’000
2.2	Proceeds from the disposal of:
	(a) property, plant and equipment	250	250
	(b) tenements (see item 10)	-	-
	(c) investments	-	-
	(d) other non-current assets	-	-
2.3	Cash flows from loans to other entities	-	-
2.4	Dividends received (see note 3)	-	-
2.5	Other (provide details if material)	-	-
2.6	Net cash from / (used in) investing activities	250	222

3.	Cash flows from financing activities
3.1	Proceeds from issues of shares	-	-
3.2	Proceeds from issue of convertible notes	-	-
3.3	Proceeds from exercise of share options	-	-
3.4	Transaction costs related to issues of shares, convertible notes or options	-	-
3.5	Proceeds from borrowings	-	450
3.6	Repayment of borrowings	-	-
3.7	Transaction costs related to loans and borrowings	(250)	(250)
3.8	Dividends paid	-	-
3.9	Other (provide details if material)	-	-
3.10	Net cash from / (used in) financing activities	(250)	200

4.	Net increase / (decrease) in cash and cash equivalents for the period
4.1	Cash and cash equivalents at beginning of period	973	645
4.2	Net cash from / (used in) operating activities (item 1.9 above)	417	337
4.3	Net cash from / (used in) investing activities (item 2.6 above)	250	222
4.4	Net cash from / (used in) financing activities (item 3.10 above)	(250)	200

SAMSON OIL & GAS LIMITED March 2018 Quarterly Report

Consolidated statement of cash flows		Current quarter $US’000	Year to date (12 months) $US’000
4.5	Effect of movement in exchange rates on cash held	-	(14)
4.6	Cash and cash equivalents at end of 1, period	1,390	1,390

5.	Reconciliation of cash and cash equivalents at the end of the quarter (as shown in the consolidated statement of cash flows) to the related items in the accounts	Current quarter $US’000	Previous quarter $US’000
5.1	Bank balances	1,390	973
5.2	Call deposits	-	-
5.3	Bank overdrafts	-	-
5.4	Other (provide details)	-	-
5.5	Cash and cash equivalents at end of quarter (should equal item 4.6 above)	1,390	973

6.	Payments to directors of the entity and their associates	Current quarter $US'000
6.1	Aggregate amount of payments to these parties included in item 1.2	140
6.2	Aggregate amount of cash flow from loans to these parties included in item 2.3	-
6.3	Include below any explanation necessary to understand the transactions included in items 6.1 and 6.2

Salary and Directors Fees

7.	Payments to related entities of the entity and their associates	Current quarter $US'000
7.1	Aggregate amount of payments to these parties included in item 1.2	-
7.2	Aggregate amount of cash flow from loans to these parties included in item 2.3	-
7.3	Include below any explanation necessary to understand the transactions included in items 7.1 and 7.2

SAMSON OIL & GAS LIMITED March 2018 Quarterly Report

8.	Financing facilities available Add notes as necessary for an understanding of the position	Total facility amount at quarter end $US’000	Amount drawn at quarter end $US’000
8.1	Loan facilities	24,000	23,902
8.2	Credit standby arrangements	-	-
8.3	Other (please specify)	-	-
8.4	Include below a description of each facility above, including the lender, interest rate and whether it is secured or unsecured. If any additional facilities have been entered into or are proposed to be entered into after quarter end, include details of those facilities as well.

Mutual of Omaha Bank credit facility - $23.9m. The interest rate is 5.25% on the reserve based lending facility and the interest rate is 6.5% on the term loan with a balance of $4.0 million. Both loans mature October 2018 and are fully secured against Samson’s oil and gas assets.

9.	Estimated cash outflows for next quarter	$US’000
9.1	Exploration and evaluation	-
9.2	Development	-
9.3	Production	1,000
9.4	Staff costs	450
9.5	Administration and corporate costs	600
9.6	Other (provide details if material)	-
9.7	Total estimated cash outflows	2,050

10.	Changes in tenements (items 2.1(b) and 2.2(b) above)	Tenement reference and location	Nature of interest	Interest at beginning of quarter	Interest at end of quarter
10.1	Interests in mining tenements and petroleum tenements lapsed, relinquished or reduced
10.2	Interests in mining tenements and petroleum tenements acquired or increased

SAMSON OIL & GAS LIMITED March 2018 Quarterly Report

Compliance statement

1	This statement has been prepared in accordance with accounting standards and policies which comply with Listing Rule 19.11A.
2	This statement gives a true and fair view of the matters disclosed.

Sign here:		Date: 31 July 2018
(Director/Company secretary)
Print name:	DENIS RAKICH

Notes

1.	The quarterly report provides a basis for informing the market how the entity’s activities have been financed for the past quarter and the effect on its cash position. An entity that wishes to disclose additional information is encouraged to do so, in a note or notes included in or attached to this report.

2.	If this quarterly report has been prepared in accordance with Australian Accounting Standards, the definitions in, and provisions of, AASB 6: Exploration for and Evaluation of Mineral Resources and AASB 107: Statement of Cash Flows apply to this report. If this quarterly report has been prepared in accordance with other accounting standards agreed by ASX pursuant to Listing Rule 19.11A, the corresponding equivalent standards apply to this report.

3.	Dividends received may be classified either as cash flows from operating activities or cash flows from investing activities, depending on the accounting policy of the entity.

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